Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is entered into as of this 16th day of March 2005 (the “Effective Date”) by and between Computer Associates International, Inc., on the one hand, and Quest Software, Inc., Michael J. Friel (“Friel”), Robert M. Mackowiak (“Mackowiak”), Elizabeth W. Wahlgren (“Wahlgren”), Frank L. Bisotti (“Bisotti”), and Debra A. Jenson (“Jenson”), on the other hand. Quest Software, Friel, Mackowiak, Wahlgren, Bisotti, and Jenson are referred to collectively in this Agreement as the “Defendants.” Computer Associates and Defendants are referred to collectively in this Agreement as the “Parties” and individually as a “Party.”

RECITALS

A. Computer Associates is in the business of developing, manufacturing, and licensing certain proprietary computer software programs. Computer Associates asserts that it is the owner of the Enterprise Database Administration software program and copyrights and trade secrets therein, all of which are defined below.

B. Quest Software is in the business of developing, manufacturing, and licensing certain proprietary computer software programs, including database administration programs that function across several database platforms.

C. Friel is, and Mackowiak, Wahlgren, Bisotti, and Jenson were, at the relevant times, employees of Quest Software.

D. On July 2, 2002, Computer Associates filed a lawsuit in the United States District Court for the Northern District of Illinois asserting claims for copyright infringement and trade secret misappropriation against Quest Software, Friel, Mackowiak, Wahlgren, and Jenson. The lawsuit is entitled Computer Associates International, Inc. v. Quest Software, Inc. et al., Case No. 02 C 4721 (the “Lawsuit”). In the Lawsuit, Computer Associates sought damages and an injunction.

E. On May 11, 2003, Computer Associates amended its complaint in the Lawsuit to add Bisotti as a defendant on the copyright infringement and trade secret misappropriation claims, and adding breach of contract claims against Jenson, Wahlgren, and Bisotti.

F. On October 16, 2003, Computer Associates filed a Motion for Preliminary Injunction in the Lawsuit.

G. On January 16, 2004, Defendants filed a Counterclaim against Computer Associates in the Lawsuit seeking a declaratory judgment that Computer Associates’ copyrights were invalid and unenforceable. Defendants also asserted affirmative defenses of unclean hands, license, fraud on the Copyright Office and copyright misuse.

H. On June 24, 2004, the District Court granted Computer Associates’ Motion for Preliminary Injunction against the Defendants.

I. On August 3, 2004, the District Court entered an order enjoining Defendants from, among other things, using or licensing the Quest Central for DB2 product (as defined below).

J. On August 26, 2004, Defendants filed an appeal with the United States Court of Appeals for the Seventh Circuit seeking to dissolve the injunction (the “Appeal”). The Appeal is still pending.

K. The Parties desire to dismiss the Lawsuit and the Appeal and to resolve, settle, and compromise the Lawsuit and the Appeal.

L. In settlement of this matter, Computer Associates agrees to grant Quest Software a license pursuant to the terms of the License Agreement (attached as Exhibit A), which is concurrently entered into by Computer Associates and Quest Software, in exchange for a lump sum of $16 million dollars from Quest Software, a $25,000.00 payment from Jenson and royalty payments pursuant to the terms of the License Agreement.

M. In settlement of this matter, Friel, Mackowiak, Wahlgren, Bisotti and Jenson agree to a permanent prohibition against making, using, copying, distributing, marketing, selling, or offering to sell EDBA, and otherwise agree to permanently refrain from any acts that would infringe the asserted CA Copyrights or constitute a misappropriation of the asserted CA Trade Secrets, except as allowed under the License Agreement.

N. The Parties desire to enter into this Agreement without making any admissions regarding their respective contentions as to issues involved in the Lawsuit. Defendants specifically deny any and all liability for claims asserted by Computer Associates in the Lawsuit. Computer Associates specifically denies any and all liability for counterclaims asserted by Defendants in the Lawsuit.

NOW THEREFORE, in consideration of the preceding recitals, which are incorporated into and shall constitute terms and conditions of this Agreement, and the mutual promises and consideration set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

DEFINITIONS

1. Definitions. The following terms, when used herein with initial capital letters, shall have the meanings ascribed to them below.

a. “Agreed Motion for Voluntary Dismissal” means the agreed motion to be filed in the Court of Appeals for the Seventh Circuit dismissing the Appeal with prejudice attached hereto as Exhibit C.

b. “Agreement” or “Settlement Agreement” shall have the meaning first set forth in the introductory paragraph above.

c. “CA Claims” means any and all claims or controversies that Computer Associates has asserted in the Lawsuit or could have asserted in the Lawsuit and that are based on or related to facts, circumstances or transactions asserted or discovered in the Lawsuit.

d. “CA Copyrights” means the following asserted Computer Associates’ copyright registrations for EDBA: Txu 1-028-946, TX 5-524-580, TX 5-524-581, TX 5-524-582, and TX 5-524-583 (which were attached as Exhibit 1 to Computer Associates’ First Amended Complaint).

e. “CA Trade Secrets” means any trade secrets Computer Associates asserts are embedded in or contained within EDBA.

f. “Computer Associates” means Computer Associates International, Inc., a Delaware corporation with its present principal place of business at One Computer Associates Plaza, Islandia, New York 11749, and any parent, subsidiary, division, member and/or affiliated entities, past or present, of any of the foregoing, and any person or entity, past or present, acting on behalf of any of the foregoing, including, but not limited to, each of its respective present and former owners, shareholders, officers, executives, partners, directors, employees, attorneys, agents and/or representatives.

g. “Defendants’ Counterclaims” means any counterclaim Defendants have asserted in the Lawsuit or could have asserted in the Lawsuit and that is based on or related to facts, circumstances or transactions asserted or discovered in the Lawsuit, including without limitation the counterclaim asserted by Defendants in the Lawsuit seeking a declaratory judgment that the CA Copyrights are invalid and unenforceable.

h. “Dismissal Orders” means the Agreed Motion for Voluntary Dismissal and the Stipulation of Dismissal, collectively.

i. “EDBA” means any version of Computer Associates’ Enterprise Database Administration program and associated object code and source code that existed on or before June 30, 1999.

j. “Effective Date” shall have the meaning first set forth in the introductory paragraph above.

k. “License Agreement” shall refer to the License Agreement (attached as Exhibit A hereto) between Computer Associates and Quest Software, executed herewith.

l. “Quest Central for DB2” means the Quest Software product known as Quest Central for DB2, all alpha and beta versions thereof, versions 1.0 through 4.5 and all subsequent versions derived from such versions, and any other DB2 database management product that is derived from or contains the same source code or any portion thereof.

m. “Quest Software” means Quest Software, Inc., a California corporation with its present principal place of business at 5 Polaris Way, Aliso Viejo, California 92656, and any parent, subsidiary, division, member and/or affiliated entities, past or present, of any of the foregoing, and any person or entity, past or present, acting on behalf of any of the foregoing, including, but not limited to, each of its respective present and former owners, shareholders, officers, executives, partners, directors, employees, attorneys, agents and/or representatives, excluding Friel, Mackowiak, Wahlgren, Bisotti and Jenson.

n. “Quest Software’s Customers” means any customer who had a license to, or who submitted a written order for a license to Quest Software for, Quest Central for DB2 on or at any time before June 30, 2004.

o. “Stipulation of Dismissal” means the stipulation to be filed in the District Court dismissing with prejudice the CA Claims and the Defendants’ Counterclaims attached hereto as Exhibit B.

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

2. Dismissal.

a. Computer Associates agrees to dismiss with prejudice the CA Claims by executing and providing to Quest Software’s counsel of record this Agreement, the License Agreement and the Dismissal Orders. Defendants shall file the Dismissal Orders only pursuant to the requirements of subsection 2(d).

b. All Defendants agree to execute and provide to Computer Associates’ counsel of record this Agreement.

c. Quest Software agrees to execute and provide to Computer Associates’ counsel of record the License Agreement.

d. Defendants agree to dismiss with prejudice Defendants’ Counterclaims and the Appeal by executing and filing the Dismissal Orders, but only after Quest Software’s counsel of record receives written notification from Computer Associates’ counsel of record verifying Computer Associates’ receipt of the payment of $16,000,000.00 by Quest Software pursuant to Section 4(a) and Computer Associates’ receipt of the payment of $25,000.00 by Jenson pursuant to Section 4(b).

3. Releases; Waiver of Contribution and Indemnification; Limitations.

a. As of the Effective Date, Computer Associates shall, and does hereby, release and forever discharge Quest Software and Quest Software’s Customers, Friel, Mackowiak, Wahlgren, Bisotti, and Jenson, and each of their heirs, executors, legal administrators, successors, and assigns, of and from any and all of the CA Claims, except as limited in Section 3(d) herein.

b. As of the Effective Date, Quest Software, Friel, Mackowiak, Wahlgren, Bisotti and Jenson, and each of their heirs, executors, legal administrators, successors, and assigns, shall, and do hereby, release and forever discharge Computer Associates of and from any and all of the Defendants’ Counterclaims, except as limited in Section 3(d) herein.

c. As a material part of this Agreement, each Defendant agrees that this settlement has been entered into in good faith and that all Defendants are discharged and forever released from any liability for any contribution to any other Defendant relating to the CA Claims. Further, each Defendant agrees to forever waive and not to seek any type of indemnification or contribution from any other Defendant regarding the CA Claims or payments made hereunder.

d. The foregoing releases shall not release or discharge any claims or causes of action that arise after the Effective Date, including without limitation breach of contract, copyright infringement, and trade secret misappropriation, that are based upon or arise out of a breach by any Party of any of the obligations undertaken or made pursuant to this Agreement or the License Agreement.

e. QUEST SOFTWARE ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

QUEST SOFTWARE, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS IT MAY HAVE THEREUNDER AS WELL AS UNDER OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

4. Payments.

a. By Quest Software. In consideration for this Agreement, Computer Associates’ dismissal of the CA Claims and release of the Defendants (as set forth in Section 2(a) and Section 3(a), respectively), and in satisfaction of any and all damages allegedly suffered by Computer Associates as a result of the CA Claims, Quest Software shall pay to Computer Associates the sum of sixteen million dollars ($16,000,000.00) within three (3) business days after the receipt by Quest Software’s counsel of record of this Agreement executed by all Parties (including all Defendants), the License Agreement executed by Computer Associates and the Dismissal Orders executed by Computer Associates’ counsel of record. The sixteen million dollars ($16,000,000.00) shall be tendered via wire transfer pursuant to the wiring instructions attached hereto as Exhibit D. If this payment is not made by Quest Software and received by Computer Associates according to the schedule just described, then this Agreement and the License Agreement shall be rendered null, void, and of no effect ab initio, and the Parties shall have no obligations under them.

b. By Jenson. In consideration for this Agreement, Computer Associates’ dismissal of the CA Claims and release of Jenson (as set forth in Section 2(a) and Section 3(a), respectively), and in satisfaction of any and all damages allegedly suffered by Computer Associates as a result of the CA Claims, Jenson shall pay to Computer Associates the sum of twenty-five thousand dollars ($25,000.00) within three (3) business days after the receipt by Quest Software’s counsel of record of this Agreement executed by all Parties (including all Defendants), the License Agreement executed by Computer Associates and the Dismissal Orders executed by Computer Associates’ counsel of record. The twenty-five thousand dollars ($25,000.00) shall be tendered in a cashier’s check by Jenson.

5. License by Computer Associates.

a. As a condition to this Agreement, Computer Associates and Quest Software shall enter into the License Agreement attached as Exhibit A.

b. Each Party expressly retains all rights not addressed either in this Agreement or the License Agreement.

6. Other Agreements of the Parties.

a. Other than as set forth in Section 5 of this Agreement and as more fully set forth in the attached License Agreement, Quest Software agrees not to access, modify, use, copy, distribute, prepare derivative works of, market, sell, or offer to sell EDBA, the CA Copyrights, or CA Trade Secrets in the development of any products.

b. Friel, Mackowiak, Wahlgren, Bisotti and Jenson agree that they shall be, and hereby are, forever prohibited from accessing, modifying, using, copying, distributing, preparing derivative works of, marketing, selling, or offering to sell EDBA, and otherwise performing any acts infringing the CA Copyrights or misappropriating CA Trade Secrets, except as permitted by Section 6(c).

c. As long as any of the individual Defendants are employed by Quest Software, those employees shall be entitled to exercise the license rights granted to Quest Software under the License Agreement.

d. Subject to Section 3(d) and Section 4(a), Computer Associates covenants and agrees that it will not bring suit against any person or entity, including any current or former employee of Quest Software, for any CA Claims.

7. No Admissions.

Each Party to this Agreement acknowledges and agrees that: (i) neither the execution of this Agreement nor the provision of a lump sum payment, any royalty payment or any other consideration provided for in this Agreement shall constitute, be construed as, or be offered or received into evidence as, an admission of breach, default, fault or liability of any kind by any Party; (ii) this Agreement is entered into in compromise and settlement of disputed claims; and (iii) breach, default, fault and liability are expressly denied by each Party.

8. Joint Press Release.

Each Party agrees that upon the execution of this Agreement and the License Agreement, Computer Associates and Quest Software will release the joint press release attached as Exhibit

E. In the event that the rules or regulations of the SEC or any other government body require the filing of this Agreement or the License Agreement, or any part of either of them, the filing Party will publicly file the entire Agreement or License Agreement, respectively.

9. Return of Material.

The Parties hereby reaffirm their obligation and intent to abide by the terms of Paragraph 15 of the February 6, 2003 Protective Order entered in this Lawsuit by the Court (the “Protective Order”), which gives the Parties thirty (30) days after the termination of the Lawsuit to:

(i)	destroy or return to the disclosing party, or its attorney of record, the Confidential Information in their possession, custody, or control or in the possession, custody or control of their staff;

(ii)	ensure that all Confidential Information in the possession, custody or control of their experts, is destroyed or returned to the disclosing Party, or its attorney of record;

(iii)	destroy all notes, memoranda or other documents which contain excerpts from any of the Confidential Information;

(iv)	consent to the Court’s destruction of such Confidential Information, and if the Court is not willing to destroy such Confidential Information, then withdraw from the Court all Confidential Information filed, lodged, or otherwise delivered to the Court under seal pursuant to Paragraph 9 of the Protective Order; and

(v)	notwithstanding anything in the Protective Order to the contrary, shall return source code to counsel for the Party disclosing the source code.

Notwithstanding any of the foregoing, any Party may retain copies of any material filed with the Court, and Quest’s counsel of record may retain one copy of EDBA at its office to be used solely by a third-party expert to determine, in connection with the License Agreement, whether any Quest Software product should be deemed to be a Royalty Product or a Bundled Royalty Product (as those terms are defined in the License Agreement). Quest Software intends to use Bruce Webster to assist it in proactively reviewing Quest Software’s products in light of EDBA, which may require Webster to review the EDBA source code. Webster has agreed to continue to abide by the terms of the Protective Order entered in the Lawsuit. Computer Associates agrees that Webster is approved for the purposes of assisting Quest Software in this regard, without Webster having to execute any additional documents. The Parties agree that the employment restrictions detailed in Section 5 of the Declaration Regarding Receipt of Confidential Information shall continue until one (1) year after the retained expert returns to Quest Software’s counsel of record all whole or partial copies of EDBA.

If Quest Software desires to retain an expert other than Webster to review EDBA for any reason, each such expert must execute a confidentiality agreement that contains the restrictions and obligations set forth in the Protective Order entered in the Lawsuit. The Parties agree that the employment restrictions detailed in Section 5 of the Declaration Regarding Receipt of Confidential Information shall continue until one (1) year after the retained expert returns to

Quest Software’s counsel of record all whole or partial copies of EDBA. Before any such expert is permitted access to the EDBA source code, the following three conditions must be met: (1) such expert must be informed of the existence and contents of this Agreement and License Agreement; (2), the expert must be identified to Computer Associates and the confidentiality agreement signed by the expert must be sent Computer Associates; and (3) Computer Associates will have ten (10) business days after receipt of the expert’s identity and signed confidentiality agreement to object in good faith, in writing, to disclosure of EDBA to such expert; if such objection is made, the disclosure shall not be made until the objection is resolved in an arbitration proceeding to be initiated and conducted as provided under the License Agreement. The fee shifting provisions in Section 12.3 of the License Agreement shall not apply to any arbitration initiated to resolve Computer Associate’s objections to an expert identified by Quest Software under this Section.

10. Representations and Warranties.

a. Each Party represents and warrants that the Party has the requisite power and authority and has taken all actions necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its, his or her obligations hereunder, and no other proceedings on their part are necessary to authorize this Agreement and the transactions contemplated hereby. The individuals executing this Agreement and the agreements contemplated herein each represent and warrant that they have the required authority to bind the Party whom they purport to represent. If any additional acts are required to consummate the transactions contemplated hereby or to perform any Party’s obligations hereunder, each Party covenants in good faith to perform such additional acts and execute any necessary documents as may be reasonably necessary to give effect to the terms of this Agreement.

b. Computer Associates and Quest Software, Friel, Mackowiak, Wahlgren, Bisotti and Jenson each represent and warrant that they now hold all right, title to, and interest in any and all of the claims it is releasing hereunder (“Released Claims”), and that they have not assigned or otherwise transferred any right, title, or interest in any Released Claims, and each Party hereby agrees to forever indemnify and hold forever harmless each other Party from all Released Claims, including, but not limited to, attorneys’ and expert fees, incurred as a result of any person or entity asserting any such Released Claims against such other Party pursuant to any such assignment or transfer.

c. Quest Software represents and warrants to Computer Associates that: (i) Quest Software’s products, including, but not limited to, Quest Central for Oracle, Quest Central for SQL Server, and Quest Central for Sybase, but excluding Quest Central for DB2, do not infringe the CA Copyrights or misappropriate the CA Trade Secrets; and (ii) Quest Software is not funding the payment being made by Jenson under Section 4.

d. Except for the portions of EDBA that comprise the Licensed Source Code, Quest Software represents and warrants to Computer Associates that, based on a good faith investigation: (i) Quest Software does not believe it has in its possession, custody, or control any copies of EDBA, except those copies retained by Quest Software’s counsel of record or outside retained experts in the Lawsuit; and (ii) Quest Software will not use EDBA after the Effective

Date. If Quest Software later becomes aware of any whole or partial copies of EDBA in any form, except those copies retained by Quest Software’s counsel of record or experts retained under Section 9, in the possession, custody, or control of Quest Software or any of its employees, agents, or representatives, Quest Software must: (i) provide Computer Associates with prompt notice of such fact, including the names of any individual who possessed the copy of EDBA or parts thereof; (ii) any use made of EDBA; and (iii) immediately return the copy of EDBA or any part thereof to Computer Associates.

e. Each Party represents that in executing this Agreement it is relying solely on its own judgment, belief, and knowledge and upon the advice and recommendation of its counsel concerning the nature, extent, and duration of its rights and obligations deriving from this Agreement.

f. Each Party acknowledges that at no time has any individual or entity made any representations, promises, or statements (whether oral or written) regarding the matters addressed herein to any other Party except as set forth in this Agreement. Each Party warrants and represents that it has not been induced to enter into this Agreement on the basis of any other representations, promises, or statements (whether oral or written) made by any Party at any time.

g. Jenson represents and warrants to Computer Associates that she is making the payment in Section 4 from her personal funds.

11. Competitive products.

Except as expressly provided for in the License Agreement limiting Quest Software’s rights regarding the Licensed Source Code for specific purposes, nothing in this Agreement or the License Agreement shall be interpreted as prohibiting or limiting in any way any Party’s right to make, use, copy, distribute, market, sell, or offer to sell any product competing directly or indirectly with any other Party’s product. Nothing in this Agreement or the License Agreement shall be interpreted as prohibiting or limiting in any way a Party’s right to pursue against any other Party any claim it may have that is not released in this Agreement.

12. Waiver.

No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, shall be deemed, or be construed, as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision, or condition of this Agreement.

13. Interpretation.

This Agreement shall be interpreted simply and fairly and not strictly in favor of or against any Party. To this end, the Parties agree that the terms and conditions of this Agreement are the product of an arm’s length negotiation. The Parties intend that each representation, warrant, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

14. Governing Law.

This Agreement shall be construed and governed in accordance with the laws of the State of Illinois, and with respect only to Section 3(d), the State of California.

15. Jurisdiction.

The Parties agree that venue for all disputes arising out of this Agreement shall lie in the United States District Court for the Northern District of Illinois. Each Party hereby irrevocably and unconditionally: (a) consents to the jurisdiction of that court in any such dispute; and (b) waives any objection which such Party may have to the laying of venue of any such dispute in that court. In the event the United States District Court for the Northern District of Illinois lacks or declines jurisdiction over any dispute relating to the enforcement and/or interpretation of this Agreement then any such litigation shall be brought in the state court in Illinois, in the County of DuPage or Cook at the discretion of the Party initiating such litigation, and the Parties hereto expressly consent to the jurisdiction of that court and waive any objection thereto.

16. Injunction.

In the event that any Party is successful either in proving the breach of this Agreement or in demonstrating a likelihood of prevailing in an action for breach of this Agreement, the Parties agree that monetary damages are inadequate compensation and that such Party is entitled to injunctive relief.

17. Attorneys’ Fees.

In the event of a dispute between the parties or of any breach or default under this Agreement, the party prevailing in the resolution of any such dispute, breach, or default shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in connection with resolving such dispute, breach, or default.

18. Costs And Expenses.

All costs and expenses incurred in the Lawsuit and Appeal with regard to the CA Claims and Defendants’ Counterclaims, including any attorneys’ fees and expert witness fees, shall be paid by the Party incurring such costs or expenses.

19. Successors And Assigns.

a. This Agreement may not be assigned or transferred by Quest Software without the prior written consent of Computer Associates, except that Quest Software shall have the right to assign this Agreement (i) to an affiliate or subsidiary of Quest Software, (ii) to any successor in a merger or acquisition of Quest Software or (iii) to an entity that acquires all or substantially all of the assets of a business unit of Quest Software of which Quest Central for DB2 is one such asset.

Notwithstanding any of the foregoing, Quest Software is prohibited from assigning its payment obligations under Section 4 of this Agreement.

b. The obligations and duties of this Agreement shall be binding upon the Parties, their successors, and assigns, and the rights of this Agreement shall inure to the benefit of permitted successors and assigns.

20. Severability.

If any clause or provision of this Agreement is declared illegal, invalid, or unenforceable under present or future laws effective during the term hereof, it is the intention of the Parties hereto to reach agreement to terms that will lawfully carry out the intended purpose of any such clause or provision, and to take such action as may be necessary to do so. The Parties further intend that the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

21. Notices.

Any notices required by this Agreement shall be in writing, and shall specifically refer to this Agreement and shall be sent by registered or certified mail, postage prepaid, or by first class U.S. Mail, postage prepaid, or by confirmed facsimile, or by overnight courier, postage prepaid, and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other Party:

For COMPUTER ASSOCIATES:	Kenneth V. Handal
Executive Vice President, General Counsel
Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, NY 11749
Fax: 631-342-4866

For Quest Software:	J. Michael Vaughn
General Counsel
Quest Software, Inc.
5 Polaris Way
Aliso Viejo, CA 92656
Fax: 949-754-8977

For Michael Friel:	Michael Friel 14610 Raneys Lane Orland Park, IL 60462

For Debra Jenson:	Debra Jenson 39w359 Silver Glen Road St. Charles, IL 60175

For Elizabeth Wahlgren:	Elizabeth Wahlgren 523 E. Indiana St. Wheaton, IL 60187

For Robert Mackowiak:	Robert Mackowiak 4320 Esquire Cir. Naperville IL 60564

For Frank Bisotti:	Frank Bisotti 5112 20th Ave Kenosha, WI 53140

Notice shall be deemed delivered upon the earliest to occur of: (i) when received; (ii) three (3) days after deposit into the United States mail, first class with postage prepaid; (iii) the date notice is sent via confirmed facsimile; and (iv) the day immediately following confirmed delivery by overnight courier (except Sundays and holidays).

22. Final Agreement.

This Agreement together with all exhibits hereto (which are incorporated herein by this reference) are the complete, final, and exclusive statement of the Agreement between the Parties with respect to the subject matter hereof. This Agreement supersedes all prior or contemporaneous agreements, negotiations, representations, understandings, and discussions between the Parties and/or their respective counsel with respect to the subject matter covered hereby. Any modification, alteration, or amendment of this Agreement shall be void and have no force or effect unless it is in writing and signed by the Party sought to be charged.

23. Execution in Counterparts; Facsimile Signatures.

This Agreement may be executed in counterparts. Each of said counterparts, when so executed and delivered, shall be deemed an original and, taken together, shall constitute but one and the same instrument. For purposes of the execution of this Agreement, signature pages transmitted by facsimile shall be given the same weight and effect as, and treated as, original signatures.

Computer Associates International, Inc.

DATED:	March , 2005	By:
Print Name:
Position:

Quest Software, Inc.

DATED:	March , 2005	By:
		Print Name:	Douglas F. Garn
		Position:	President

DATED:	March , 2005	Michael J. Friel

The foregoing instrument was acknowledged before me this      day of             , 2005, by Michael J. Friel. He is personally known to me.

Notary Public, State of

Printed name:

(NOTARY SEAL)

DATED:	March , 2005	Robert M. Mackowiak

The foregoing instrument was acknowledged before me this      day of             , 2005, by Robert M. Mackowiak. He is personally known to me.

Notary Public, State of

Printed name:

(NOTARY SEAL)

DATED:	March , 2005	Elizabeth W. Wahlgren

The foregoing instrument was acknowledged before me this      day of             , 2005, by Elizabeth W. Wahlgren. She is personally known to me.

Notary Public, State of

Printed name:

(NOTARY SEAL)

DATED:	March , 2005	Frank L. Bisotti

The foregoing instrument was acknowledged before me this      day of             , 2005, by Frank L. Bisotti. He is personally known to me.

Notary Public, State of

Printed name:

(NOTARY SEAL)

DATED:	March , 2005	Debra A. Jenson

The foregoing instrument was acknowledged before me this      day of             , 2005, by Debra A. Jenson. She is personally known to me.

Notary Public, State of

Printed name:

(NOTARY SEAL)

EXHIBIT A—LICENSE AGREEMENT

EXHIBIT B—STIPULATION OF DISMISSAL

EXHIBIT C—AGREED MOTION FOR VOLUNTARY DISMISSAL

EXHIBIT D—WIRE INSTRUCTIONS

EXHIBIT E—JOINT PRESS RELEASE